Exhibit 107
Calculation of Filing Fee Tables
FORM
S-3
(Form Type)
Issuer:
Comcast Corporation
Guarantors:
Comcast Cable Communications, LLC
NBCUniversal Media, LLC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	3.250% Notes due 2032	457(r)	$999,990,000	99.702%	$997,010,029.80	$ 147.60 per $1,000,000	$147,158.68
	Debt	Guarantees of 3.250% Notes due 2032 (1)	Other (2)	—	—	—	—	—
	Debt	3.550% Notes due 2036	457(r)	$999,990,000	99.568%	$995,670,043.20	$ 147.60 per $1,000,000	$146,960.90
	Debt	Guarantees of 3.550% Notes due 2036 (1)	Other (2)	—	—	—	—	—
	Debt	5.250% Notes due 2040	457(r)	$1,001,025,000	99.411%	$995,128,962.75	$ 147.60 per $1,000,000	$146,881.03
	Debt	Guarantees of 5.250% Notes due 2040 (1)	Other (2)	—	—	—	—	—
	Total Offering Amounts					$2,987,809,035.75		$441,000.61
	Net Fee Due							$441,000.61

(1)
Comcast Cable Communications, LLC and NBCUniversal Media, LLC have each provided a guarantee with respect to the 3.250% Notes due 2032, 3.550% Notes due 2036 and 5.250% Notes due 2040 issued by Comcast Corporation.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due with respect to the guarantees.

(3)
€900,000,000 aggregate principal amount of euro-denominated 3.250% notes due 2032, €900,000,000 aggregate principal amount of euro-denominated 3.550% notes due 2036 and £750,000,000 aggregate principal amount of sterling-denominated 5.250% notes will due 2040 be issued. The U.S. dollar equivalents of the amounts registered presented herein have been calculated using a €/U.S.$ exchange rate of €1.00/U.S.$1.1111 and a £/U.S.$ exchange rate of £1.00/U.S.$1.3347, as applicable, each as reported by Bloomberg, L.P. as of September 23, 2024.